Exhibit 99.2
MEMO

From:	Scott Carmilani	Date: 6/13/2011

To:	AW All Employees

c.c.

Re:	Allied World and Transatlantic Re to Merge

Dear Colleagues,
It is with great pride and excitement that I inform you that Allied World’s board of directors has agreed to a definitive merger with Transatlantic Re, a leading global specialty reinsurer. This merger will significantly increase our size and scale, expand our global footprint and provide us with much greater market presence and visibility for both current and prospective customers. Allied World and Transatlantic Re are two well-established specialty organizations, and this combination will strengthen our collective franchises while providing us greater flexibility to manage through all phases of the insurance cycle.
Pending approval from certain regulatory bodies, we estimate the merger to close in the fourth quarter of this year. Once closed, the combined company will be called TransAllied Group Holdings, AG, and we will keep both strong brands — Allied World and Transatlantic — for our insurance and reinsurance businesses. Each company will continue to operate independently of each other and business will continue “as usual” until the closing. Attached is a copy of the press release for further details, which we will be distributing to the public shortly. We are hosting an investor call at 8 am EST tomorrow for the investment community to discuss details on the merger. We will also be holding an All Employee call for Allied World staff at approximately 10 am EST and we encourage you to attend. An invite with details for the All Employee call will be sent under separate cover.
Allied World has grown over the last 10 years from our roots as a privately-held Bermuda company with just a few employees, to an independent publicly-traded global organization with almost 700 employees in 16 offices worldwide. We have achieved unprecedented results over the last five years, building book value at a faster pace than any of our competition, and building a culture and franchise that make us proud. This transaction is a giant step in our progression toward our goal of enhancing our global value even further.
I want to thank you for your hard work and dedication, which have been instrumental in the growth and development of Allied World. You helped put us in the position to undertake this transaction and I look forward to working with each of you to make it a reality.
Sincerely,
Scott A. Carmilani
President & Chief Executive Officer